SHARE SALE AND PURCHASE AGREEMENT

By and among

Ispromotion Co., Ltd.
Soo Hyun You
Seol Hee Park
Nam Won Cho
De Jong An
Hyun Ik Shin
Sung Hyun Yoon
Soon Young Moon
Joon Sang Yoo
Gangnam TM Center Co., Ltd.
as Sellers,

and

CINTEL CORPORATION
as Purchaser

Dated May 18, 2007

SHARE SALE AND PURCHASE AGREEMENT

This SHARE SALE AND PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 18th day of May 2007, by and among:

Each Seller as described in Exhibit A (hereinafter collectively referred to as “Sellers”); and

Cintel Corporation, a Nevada corporation having its principal place of business located at 9900 Corporate Campus Drive, Suite 3000, Louisville, Kentucky 40223, USA ( “Purchaser”)

Sellers and Purchaser are referred to herein individually as a "Party" and collectively as the "Parties".

RECITALS:

A.
Bluecomm Korea, Co., Ltd. (the "Company") is a company incorporated and existing under the laws of Korea with its registered office at 522 Wolpyung-dong, Seo-Ku, Daejeon, Korea. The Company is engaged in the business of CRM Solution and consulting, Call Center Operation, Database marketing.

B.
Sellers own or will own immediately prior to the Closing (as defined herein below) 220,000 common shares of the Company (the "Sale Shares") representing 100% of the issued and outstanding capital stock of the Company.

C.	Subject to the terms and conditions herein, Sellers desire to sell the Sale Shares to Purchaser, and Purchaser desires to purchase the Sale Shares from Sellers.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I   DEFINITIONS

Section 1.1 Definitions.

The following terms are used in this Agreement with the respective meanings ascribed to such terms below except as expressly provided or as the context may require otherwise:

"Action" shall mean any claim, litigation, arbitration or inquiry, or judicial, administrative, regulatory or other proceeding, brought by or before (or, in the case of a claim, capable of being brought by or before) any court, government agency or other Government Authority or any Person.

"Agreement" or "this Agreement" shall mean this Share Sale and Purchase Agreement, together with the Exhibit, Disclosure Schedule, Schedules and any other referenced document in this Share Sale and Purchase Agreement.

"Business Day" shall mean any day (except a Saturday, Sunday or legal holiday) on which banks are generally open for normal banking business in Seoul, Korea.

"Closing" shall have the meaning ascribed to such term in Section 3.1.

"Closing Date" shall mean the date when the Closing occurs.

"Company Consents" shall mean all of the Consents necessary for the Company to consummate the Closing.

"Company Material Adverse Effect" shall mean a material change, effect, or event that is materially adverse to the business, financial condition or results of operations of the Company, taken as a whole, except for any losses attributable to such change, effect or event that directly or indirectly results from: (i) any change in the industries and markets in which the Company operates generally, (ii) any conditions affecting the economy of Korea generally, and (iii) any changes in applicable Law, judgments, orders or decrees.

"Consents" shall mean any consent, approval, authorization, ratification, release, waiver or other authorization by any Person.

"Employee Plan" shall mean all employee benefit plans and all bonus, stock option, stock purchase, pension, severance or other benefits plans, and all employment, termination, severance, collective bargaining agreement or other agreements, to which the Company is a party, which are maintained for the benefit of employees (up to and including Sangmu-bo) of the Company.

"Encumbrances" shall mean any and all charges, liens, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

"Environmental, Health and Safety Provisions" shall mean all Laws applicable to the Company, as amended from time to time and as now or hereafter in effect up to the Closing, relating to pollution, contamination, erosion or protection of the Environment, noise levels, or the health and safety of any Persons, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, seepage, potential release or seepage, control, or cleanup of any hazardous materials.

"Financial Statements" shall mean the audited financial statements including balance sheet together with the statements of income of the Company as at and for the year ended December 31, 2006 and the unaudited but reviewed financial statements including balance sheet together with the statements of income of the Company as at and for the three-month period ended March 31, 2007 (the “Most Recent Fiscal Month End”) prepared in accordance with the requirements of applicable Laws and with Korean GAAP, all certified by E-Jung Accounting Corporation , independent certified public accountants, whose report thereon is included therein.

"Governmental Approvals" shall mean any approval, consent, or authorization from, or registration or filing with, notice to, or license, permit, or certification from, any Government Authority. Governmental Approvals with respect to any action to be taken by any Party hereunder means such Governmental Approvals as are required for the action under applicable Law.

"Government Authority" shall mean any national, local or foreign government, governmental, regulatory or administrative authority or agency, or tribunal, court, or other judicial or arbitral body.

"Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

"Korea" shall mean the Republic of Korea and shall include the correlative meaning of the adjective "Korean".

"Korean GAAP" shall mean generally accepted accounting principles in Korea in effect as of the date hereof.

"Law" or "Laws" shall mean any (i) national, provincial, state, or local statutes, regulations, ordinances, rules, codes, judgments, awards, orders or policies of Governmental Authorities, terms and conditions of Governmental Approvals, and any other rules, standards or specifications having the force or effect of law, whether Korean or foreign, and (ii) treaties, conventions, protocols and other promulgations having transnational legal effect.

"Liability" shall mean any liabilities, losses, indebtedness or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or fixed, whether liquidated or un-liquidated, whether matured or unmatured or determined or undetermined, and whether due or to become due), including without limitation those arising under any order of a Government Authority or other Law or equity (including, without limitation, any Law relating to Taxes), and those arising from any contract, agreement, arrangement, commitment or undertaking.

"Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

"Purchase Price" shall mean the amount stipulated in Section 2.2.

"Real Property" shall mean all land, structures, buildings or other tangible assets permanently affixed to the land that is reflected as an asset of the Company on the Reference Balance Sheet.

"Reference Balance Sheet" shall mean the audited balance sheet of the Company as of December 31, 2006.

"Reference Balance Sheet Date" shall mean the date of the Reference Balance Sheet.

"Sale Shares" shall mean the 220,000 common shares of the Company as defined in the Recitals on page one of this Agreements.

"Schedule" or "Schedules" shall mean a schedule or schedules attached hereto, dated as of the date hereof and forming a part of this Agreement.

"Seller Consent" shall mean all of the Consents necessary for Sellers to consummate the Closing.

"Subsidiary" of any Person shall mean any corporation with respect to which that Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any national, provincial, local Korean or foreign Government Authority.

"Transactions" shall mean the sale and purchase of the Sale Shares pursuant to this Agreement and all other transactions provided for or contemplated by this Agreement.

"Won" shall mean the Korean Won, the lawful currency of Korea.

Section 1.2 Additional Definitions.

In this Agreement, a reference to:

(a) "knowledge" shall means (i) with respect to an individual, actual knowledge or knowledge that an individual would have if such person had made all prudent and reasonable inquiries and (ii) with respect to an entity, actual or imputed knowledge of directors, statutory auditors or chief officers of a Party (with “chief officers” being defined as those individuals holding the position of bujang or higher).

(b) "ordinary course of business" means the Company's ordinary course of business consistent with past custom and practice and not having the Company Material Adverse Effect on the Company.

(c) A matter would be considered to have been threatened” if any demand or statement has been made in writing or any notice has been given in writing.

Section 1.3 Construction.

Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine, and neuter. Terms defined in the singular shall the have corresponding meaning in the plural, and vice versa. All references herein to Articles, Sections, Schedules and Exhibits shall refer to articles, sections, schedules and exhibits, respectively, of this Agreement. The word “including” shall mean “including, but not limited to.”

ARTICLE II   SALE AND PURCHASE OF SHARES

Section 2.1 Sale and Transfer of Sale Shares.

Subject to the terms and conditions of this Agreement, each Seller agrees to sell and transfer to Purchaser, and Purchaser agrees to purchaser from each Seller the Sale Shares free and clear of any Encumbrances, the respective numbers of which are set forth opposite their names in Exhibit A.

Section 2.2 Purchase Price.

The purchase price for the Sale Shares shall be the amount of Korean Won (“KRW” or “Won”) 6,027,600,000 ( Six Billion Twenty Seven Million and Six Hundred Thounds Won) , at Korean Won (“KRW” or “Won”) 27,398 per Sale Share multiplied by the number of Sale Shares to be sold and transferred by each Seller (“Purchase Price”), as set forth opposite the names of each Seller in Exhibit A.

Section 2.3 Payment Method.

On the Closing Date, subject to the satisfaction and/or waiver of the conditions precedent specified under Article VI herein, Purchaser shall pay the Purchase Price to Sellers in accordance with Section 2.2 by means of wire transfer of immediately available funds in Korean Won to a bank account of each respective Seller in accordance the amounts set forth in Exhibit A;

ARTICLE III   THE CLOSING

Section 3.1 Closing.

Subject to the satisfaction and/or waiver of all conditions precedent set forth under Article VI herein, the consummation of the sale and purchase of the Sale Shares contemplated by this Agreement (the "Closing") shall take place at the offices of Yulchon, located at Textile Center 12th Floor, 944-31 Daechi 3-dong, Gangnam-gu, Seoul 135-713 Korea, on May 18, unless another date or place is agreed in writing by each of the Parties. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."

Section 3.2 Closing Actions by Sellers.

At or prior to the Closing, each Seller shall deliver, or have delivered, to Purchaser the following:

(a)	stock certificates representing his portion of the Sale Shares;

(b)	the certificates required to be delivered under Section 7.1(c) of this Agreement;

(c)	a certified copy of such Seller’s commercial registry, where applicable;

(d)
a copy of resolutions of such Seller’s board of directors authorizing the execution delivery and performance of this Agreement, certified by the representative director of such Seller (or any other officer of such Seller specifically authorized to do so), where applicable; and

(e)	without limitation by specific enumeration of the foregoing, all other documents reasonably required to be executed or delivered by such Seller to consummate the transactions herein contemplated.

Section 3.3 Closing Actions by the Purchaser

At or as of the Closing, Purchaser shall deliver, or have delivered, to Sellers the following:

(a)	the payment of the Purchase Price by wire transfer of immediately available funds in accordance with Section 2.3 of this Agreement; and

(b)	the certificate required to be delivered under Section 7.2(c) of this Agreement

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 4.1 Representations and Warranties with Respect to Sellers.

Sellers jointly and severally represent and warrant to Purchaser that the statements contained in this Article IV are correct and complete in all respects as of the date of this Agreement and will be correct and complete in all respects as of the Closing Date (as though made then).

Section 4.2 Organization

Ispromotion Co., Ltd. and Gangnam TM Center Co., Ltd. are duly organized and validly existing under the laws of its incorporation with requisite corporate power and authority to make, execute, deliver and perform this Agreement. Soo Hyun You, Seol Hee Park, Nam Won Cho, De Jong An, Hyun Ik Shin, Sung Hyun Yoon, Soon Young Moon and Joon Sang Yoo are citizens of Korea with the requisite capacity to make, execute, deliver and perform this Agreement.

Section 4.3 Authorization.

Each Seller, where applicable, has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to own or use its properties (including the Sale Shares) that it purports to own or use and to carry on its business. The execution, delivery and performance by each Seller of this Agreement have been duly authorized by all requisite corporate action on its part and no other corporate proceedings on its part are required in connection with the execution, delivery and performance by it of this Agreement.

Section 4.4 Binding Effect.

This Agreement has been duly executed and delivered by each Seller, and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation on each Seller, enforceable against such Seller in accordance with the terms and conditions herein, except as limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting creditors' rights generally.

Section 4.5 Non-Contravention.

The execution, delivery and performance by the Sellers of this Agreement, and the consummation of the contemplated Transactions, do not and will not (i) violate any provision of the Articles of Incorporation or other organizational documents of it, where applicable, (ii) violate or result in a breach of or constitute a default under any Law to which it is subject, (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Government Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Approval that is held by the Company or that otherwise relates to the business of, or any of the plants and facilities owned or used by the Company, or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which it is a party or by which it is bound or to which any of its assets is subject.

Section 4.6 Governmental Consents and Approvals.

The execution and delivery of this Agreement by each Seller, and the performance of his obligations hereunder, do not and will not require any material filing with, or clearance, consent or approval of any Government Authority.

Section 4.7 Title to Sale Shares.

Seller is, or will be immediately prior to the Closing, the record and beneficial owner of, and has good title to the Sale Shares, free and clear of all Encumbrances. Upon consummation of the Transactions and the payment of the Purchase Price by Purchaser to Sellers, Purchaser shall acquire good title, free and clear of all Encumbrances, to the Sale Shares.

Section 4.8  Litigation.

There is no pending Action that has been commenced against each Seller and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To each Seller’s knowledge, no such Action has been threatened.

Section 4.9 Representations and Warranties with Respect to the Company.

(a) Organization. The Company is a chusik-hoesa duly organized and validly existing under the laws of Korea, and has all necessary power, authority and capacity to own, operate or lease the properties and assets now owned, operated or leased by it and to conduct and is qualified to conduct the business of the Company as it is now being conducted by the Company under the laws of Korea.

(b) Capitalization. The authorized capital stock of the Company consists of 220,000 common shares having a par value of 10,000 Won per share, of which 220,000 shares have been duly and validly allotted and issued and are outstanding as fully paid and non-assessable shares. There are no additional shares of capital stock of the Company authorized, issued or outstanding; and there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of the Company.

(c) Articles of Incorporation and Other Corporate Records. The Company has provided to Purchaser complete and accurate copies of the articles of incorporation of the Company and minutes of general shareholders meetings and board of directors meetings of the Company for the last three (3) years.

(d) Financial Statements. The Company has provided to Purchaser true and complete copies of the Financial Statements. The Financial Statements accurately reflect in all material respects the books and records of the Company and have been prepared in accordance with Korean GAAP to fairly represent the financial position, results of operations and cash flow of the Company, and reflect all material liabilities of the Company, fixed or contingent, required to be disclosed pursuant to Korean GAAP as of the times and for the periods referred to therein.

(e) Books and Records. All books of account and other financial records of the Company, have been fully, properly and accurately kept and completed, do not contain or reflect material inaccuracies or discrepancies of any kind up to date and fairly set out in all material respects the financial position of the Company as at the dates thereof and disclose all material transaction undertaken or approved through the date thereof.

(f) Undisclosed Liabilities. The Company does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any Liability), except for (i) Liabilities set forth on the face of the Reference Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of , or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law)

(g) No Company Material Adverse Effect. Since the Reference Balance Sheet Date there has not been any Company Material Adverse Effect, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Company Material Adverse Effect.

(h) Litigation. The Company is not involved in any pending or threatened litigation, arbitration or administrative suits, actions, claims, proceedings or investigations which may result in a Company Material Adverse Effect, or which may challenge the validity or propriety of this Agreement or any terms or conditions hereof, or which seek to restrain, enjoin or prohibit any of the transactions contemplated hereby.

(i) Compliance with Law. The Company is not in violation of any Law or existing Governmental Approval which, individually or together with other such events, could reasonably be expected to result in a Company Material Adverse Effect. The Company has all Governmental Approvals necessary or proper in all material respects to conduct its operations as currently conducted.

(j) Taxes.

(i) The Company has duly filed, within the times and in the manner required by Law, all tax returns and tax reports that are required to be filed by it. All Taxes payable by, or due from, the Company have been paid, and no deficiency for any material amount of Tax has been asserted or assessed against the Company. There is no pending or to the knowledge of Sellers, threatened examination, audit or investigation of the Company in respect of Taxes.

(ii) The Financial Statements as of the dates thereof fully reflect accrued liabilities for all Taxes which are not yet due and payable and for which tax returns are not yet required to be filed.

(k) Subsidiaries and Shareholdings. There are no Subsidiaries of the Company. The Company owns no shares or other securities of, and has no equity or debt investment in, any Person.

(l) Real Properties and Other Assets. Except as set forth in Disclosure Schedule 4.8(1), the Company does not own or have any interest in, nor is the Company a party to any contract to purchase, sell or otherwise acquire or dispose of any Real Properties and other fixed assets. The Company either owns or has leasehold interests in, all Real Properties and other fixed assets used by it, free and clear of any material Encumbrances, except as disclosed in Disclosure Schedule 4.8(1). The Real Properties and other fixed assets used by the Company are in good operating condition and repair and are not in need of maintenance or repairs and are suitable for the continued business operations of the Company after the Closing in substantially the same manner as conducted prior to the Closing.

(m) Intellectual Property Rights. The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. The Company owns, or possesses adequate licenses or other rights to use, all Intellectual Property, if any, necessary to conduct its business as now operated by it. The Intellectual Property, if any, registered in the name of or owned or used by or licensed to the Company and applications for any thereof (hereinafter the “Intangibles”) are described or referenced in Disclosure Schedule 4.9(m). Seller hereby specifically acknowledge that all right, title and interest in and to certain Intellectual Property listed on Disclosure Schedule 4.9(m) as patents are owned by the Company or the Company has a right to use the same. No officer, director, shareholder or employee of the Company or any relative or spouse of any such person owns any Intellectual Property, nor is any of them a party to any license agreement, used by or useful to the Company or related to its business except as listed in Disclosure Schedule 4.9(m). All of said Intellectual Property and Intangibles are valid and in good standing to the best of Seller’s knowledge, and are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as described in Disclosure Schedule 4.9(m).

(n) Employee Plans. The Company is not a party to or bound by any collective bargaining agreement, has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes, and has not committed any unfair labor practice. No executive, key employee or group of employees has given notice of his or their intention to terminate employment with the Company.

(o) Insurance. The Company is insured against such losses and risks and in amounts as is customary in the business in which it engaged. No notice of default with respect to any provision of any such policies has been received, and all such policies are in full force and effect and will not be impaired as a result of the performance of this Agreement except for such defaults, non-effectiveness and impairments that, individually or in the aggregate, neither have had nor are reasonably likely to have a Company Material Adverse Effect..

(p) Environmental. The Company has been and is in compliance with all Environmental, Health and Safety Provisions in all material respects.

(q) Insolvency, Winding up, etc. No order has been made, petition filed or resolution passed for the winding up, dissolution or liquidation of the Company or for the appointment of a liquidator, custodian or trustee for all or substantially all of the property or assets of the Company or for an administrative order with respect to the Company. The Company has not commenced any other proceeding for itself under any bankruptcy, reorganization, composition, arrangement, adjustment of debt, release of debtors, dissolution, insolvency, liquidation or similar law of any jurisdiction, and there has not been commenced against the Company any such proceeding. No public auction, foreclosure, attachment, execution or other process has been levied or threatened on any assets of the Company.

(r) Material Contracts. Excepts for contracts under which the obligations of the Company do not exceed 300,000,000 Won (or the equivalent thereof in other currencies), the Company is not a party to any contract other than those set forth in Disclosure Schedule 4.8(r). The Company is not in breach of any of the contracts referred to in this paragraph.

(s) Conflicting Instruments. The execution by the Parties of this Agreement, and the consummation of the Transactions, do not and will not (i) violate any provision of the Articles of Incorporation or other internal regulations of the Company, or (ii) result in a breach of or constitute a default under any material contract to which the Company is a party.

Section 4.10 NO OTHER REPRESENTATIONS.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NEITHER THE SELLER NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF SELLER MAY MAKE ANY FURTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers that the statements contained in this Article V are correct and complete in all respects as of the date of this Agreement and will be correct and complete in all respects as of the Closing Date (as though made then).

Section 5.1 Organization.

Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada, USA.

Section 5.2 Authorization.

Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all requisite corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are required in connection with the execution, delivery and performance by Purchaser of this Agreement.

Section 5.3 Binding Effect.

This Agreement has been duly and validly executed and delivered by Purchaser. Assuming the due authorization, execution and delivery of this Agreement by Sellers, this Agreement constitutes a legal, valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally..

Section 5.4 Non-Contravention.

The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the Transactions contemplated hereby, do not and will not (i) violate any provision of the Articles of Incorporation, bylaws or other organizational documents of Purchaser, or (ii) violate or result in a breach of or constitute a default under any Law to which Purchaser is subject.

ARTICLE VI   COVENANTS

Section 6.1  Conduct of the Business Pending the Closing.

During the period prior to the Closing, (a) Sellers shall cause the business of the Company to be conducted in the ordinary course of business, (b) Sellers shall cause the Company not to engage in activities that are likely to have a Company Material Adverse Effect, (c) Sellers shall not, and Sellers shall cause the Company not to, enter into any transaction, or otherwise do anything, inconsistent with any of the representations and warranties under Article IV or any of the covenants under Article VI, and (d) Sellers shall cause the Company to keep its business and building premises substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Sellers shall, and shall cause the Company to:

Conduct the businesses of the Company only in the ordinary course consistent with past practice;

(i)
Use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and (B) preserve its present relationship with persons and/or entities having business dealings with the Company;

(ii)
Maintain (A) all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds com-parable to that in effect on the date of this Agreement;

(iii)
(A) maintain the books, accounts and records of the Company in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation the Company; and

(iv)	Comply in all material respects with applicable laws.

(b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Sellers shall not, and shall cause the Company not to:

(i)
Declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

(ii)
Transfer, issue, sell or dispose of any shares of capital stock or other securities of the Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(iii)	Effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iv)
Amend the charter documents of the Company;(A) materially increase the annual level of compensation of any employee of the Company, (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of e the Company in his or her capacity as a director, officer or employee of the Company;

(v)
Except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person, or change the terms of payables or receivables;

(vi)
Subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Company;

(vii)
Acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Company except, with respect to the items listed on Schedule 6.2(b)(viii) hereto, as previously consented to by the Purchaser;

(viii)	Cancel or compromise any debt or claim or waive or release any material right of either of the Company except in the ordinary course of business consistent with past practice;
(ix)	Enter into any commitment for capital expenditures out of the ordinary course;
(x)	Permit the Company to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;
(xi)
Permit the Company to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person; or

(xii)
Except for transfers of cash pursuant to normal cash management practices, permit either of the Companies to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, any Seller or any Affiliate of any Seller.

Section 6.2 Certain Transaction.

In furtherance of and without limiting Article 6.1, until the Closing Date, Sellers shall cause the Company not to, without the prior written consent of Purchaser, increase or decrease its capital, issue new shares of capital stock, grant or issue any Encumbrance or right in respect of shares of capital stock of the Company, or declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

Section 6.2 Approvals and Consents.

The Parties shall use their reasonable best efforts to obtain all necessary Governmental Approvals and necessary consents of third parties in order to expedite consummation of the Transactions contemplated herein.

Section 6.3 Further Assurances.
From and after the Closing, the Parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Sale Shares to Purchaser on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the Transactions herein contemplated, and shall execute such further documents and perform such further acts as may be necessary for the same.

ARTICLE VII   CONDITIONS PRECEDENT

Section 7.1 Conditions to Obligations of Purchaser to Consummate the Closing.

The obligations of Purchaser to complete the Closing hereunder are subject, at the option of Purchaser, to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Purchaser in writing. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time

(a)
Covenants. Sellers shall have performed and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with prior to or at the time of Closing.

(b)
Representations and Warranties. Each and every of the representations and warranties made by Sellers in this Agreement shall be true, accurate and correct as set forth in this Agreement in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

(c)
Certificate. There shall have been delivered to Purchaser at the Closing a certificate executed by a duly authorized representative of each Seller, which shall be dated as of the Closing Date, certifying that (a) the representations and warranties of it contained in this Agreement are true in all material respects at and as of the time of the Closing with the same effect as though such representations and warranties had been made by it at and as of such time, (b) that the conditions set forth in subsections (a) and (b) of this Section 7.1 have been fulfilled, and (c) that all authorizations, consents, approvals and waivers or other actions required to be obtained by it in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated by this Agreement have been obtained.

(d)
Consents and Approvals. All authorizations, consents, waivers, Governmental Approvals or other actions or proceedings required to be obtained or taken by the Seller or the Company under the laws of any jurisdiction or under this Agreement in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, or required to prevent a breach or default by the Company under any lease, contract, bond, note or other document or instrument by virtue of the transactions contemplated hereby, shall have been duly obtained.

(e)	Encumbrances on Sale Shares. Any and all Encumbrances on the Sale Shares shall have been released and cancelled on or before the Closing Date.

(f)
Legal Proceedings. No Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by any Government Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

Section 7.2 Conditions to Obligations of Sellers to Consummate the Closing.

The obligations of Sellers to complete the Closing hereunder are subject, at the option of Sellers, to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Sellers. The failure by Sellers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time

(a)
Covenants. Purchaser shall have performed and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the time of Closing.

(b)
Representations and Warranties. Each and every of the representations and warranties made by Purchaser in this Agreement shall be true, accurate and correct as set forth in this Agreement in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

(c)
Certificate. There shall have been delivered to each Seller at the Closing a certificate executed by a duly authorized officer of Purchaser, which shall be dated as of the Closing Date, certifying (a) that the representations and warranties of Purchaser contained in this Agreement are true at and as of the time of the Closing with the same effect as though such representations and warranties had been made by Purchaser at and as of such time, (b) that the conditions set forth in Section 7.2 have been fulfilled, and (c) that all authorizations, consents, approvals and waivers or other actions required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated by this Agreement have been obtained.

(d)
Consents and Approvals. All authorizations (including, without limitation, corporate authorizations), consents, waivers, Governmental Approvals, or other actions or proceedings required to be obtained or taken by Sellers or Purchaser under the laws of any jurisdiction or under this Agreement in connection with the execution, delivery and performance of this Agreement shall have been duly obtained.

ARTICLE VIII   TERMINATION

Section 8.1 Termination.

Certain of the Parties may terminate this Agreement as provided below:

(a)	Purchaser and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)
Purchaser may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (i) in the event any of the Sellers has breached any representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before Jun 15, 2007, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty or covenants contained in this Agreement); and

(c)
Sellers may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser has breached any representation, warranty or covenant contained in this Agreement in any material respect, any of the Sellers has notified Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before Jun 15, 2007, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from Sellers itself breaching any representation, warranty or covenants contained in this Agreement).

Section 8.2 Effect of Termination.

(a) If any Party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability to the other Party, except for any Liability of any Party then in breach.

(b) In the event of termination of this Agreement under Section 8.1, this Agreement shall immediately, as from the date of such termination by the Party entitled to do so, become void, except for Articles I, IX, and X, and there shall be no obligation or liability on the part of either Party, except that nothing herein shall relieve any Party from any liability, in accordance with Article IX, for any breach of material representations, warranties or covenants which occurred prior to such date of termination..

ARTICLE IX   INDEMNIFICATION

Section 9.1 Indemnification of the Parties

Each Party (the "Indemnifying Party") will indemnify and hold harmless the other Party (the "Indemnified Party") for, and will pay to the other Party the amount of, any loss, liability, claim, damage, expense (including reasonable attorneys' fees) (collectively, "Damages"), arising from:

(a) any breach of any representation or warranty made by the Indemnifying Party in this Agreement; or

(b) any breach by the Indemnifying Party of any covenant undertaken by the Indemnifying Party in this Agreement. (collectively, a "Breach".)

Section 9.2 Survival of Representations and Warranties.

All of the representations and warranties provided for in this Agreement shall survive the Closing and remain in full force and effect for a period of one year after the Closing Date. Commencing on the first anniversary of the Closing Date, no Party will have any liability (for indemnification or otherwise) with respect to any representation, warranty or covenant or obligation to be performed and complied with prior to the Closing Date, unless before the first anniversary of the Closing Date the Indemnifying Party receives written notice from the Indemnified Party of a claim specifying the factual basis of that claim in reasonable detail.

Section 9.3 Other Remedies.

Nothing in this Agreement shall be construed to prevent any Party from enforcing any rights or remedies which may be available to it under applicable law, except to the extent such rights or remedies are expressly modified or limited in this Agreement.

ARTICLE X MISCELLANEOUS

Section 10.1 Taxes, Fees and Expenses.

All Taxes and all fees and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the Party incurring such Taxes, fees and expenses, except as specifically provided to the contrary in this Agreement.

Section 10.2 Amendment.

This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by all of the Parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3 No Assignment.

No Party may assign, transfer or otherwise convey, or create any Encumbrance over, its rights or obligations hereunder in whole or in part to any other Person without the prior written consent of the other Parties. Any attempted assignment or transfer contrary to this Agreement shall be null and void. This Agreement and all the terms and conditions herein shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

Section 10.4 Waiver.

Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the Party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any Party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such Party, and shall be effective only with respect to such Party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision, and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

Section 10.5 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given by hand delivery, telecopier, courier of international reputation, or mail (registered or certified mail, postage prepaid, return receipt requested) to the respective Parties as follows:

(a) If to Sellers, to:

Attention:	● Soo Hyun You
Telephone:	● 82-31-998-4488
Telecopy:	● 82-31-998-4434

(b) If to Purchaser, to:

Attention:	● Sang Don Kim
Telephone:	● 822-512-2111
Telecopy:	● 822-512-5111

or to such other address as any Party hereto may, from time to time, designate in a written notice given in like manner to each other Party hereto. Any such notice shall be deemed given when so delivered personally, telecopied or sent by courier or certified or registered mail with acknowledgment of receipt or evidence of delivery and in this latter case shall be deemed to be received on the date shown on such acknowledgment of receipt.

Section 10.6 Counterparts and Effectiveness.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective when each Party has signed a counterpart and delivered a signed counterpart to each of the other Parties.

Section 10.7 Entire Agreement.

This Agreement, which includes the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in such documents with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 10.8 Severability.

Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.9 No Third-Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended to confer on any person or entity, other than the Parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.10 Injunctive Relief.

Each Party acknowledges and agrees that a violation of any of the terms of this Agreement may cause the Parties irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that each Party shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity.

Section 10.11 Time of Essence.

Each of the Parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.12 Applicable Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of Korea without giving effect to principles of conflicts of laws thereof. The Seoul District Court shall have exclusive jurisdiction as the court of first instance over any dispute arising out of or in connection with this Agreement.

IN WITNESS WHEREOF, each Seller and Purchaser has caused this Share Sale and Purchase Agreement to be executed by a duly authorized officer as of the day and year first above written.

[SELLERS]

Ispromotion Co., Ltd.
By:  /s/
Name: Yonng Sik Kim
Title: CEO
Address: 5F, Textile Center, 944 Daechi-dong, Gangnam-gu, Seoul, KOREA

Soo Hyun You
By:  /s/
Address: 510-7 Gamjeong-dong, Gimpo-shi, Gyeonggi-do, KOREA

Seol Hee Park
By:  /s/
Address: 1-304 Geondeok Villa, 160-3 Gugi-dong, Jongno-gu, Seoul, KOREA

Nam Won Cho
By:  /s/
Address: 403 Byucksan Villa, 419-13 Mapo-dong, Mapo-gu, Seoul, KOREA

De Jong An
By:  /s/
Address: 380-2 Anyang5-dong, Anyang-shi, Gyeonggi-do, KOREA

Hyun Ik Shin
By:  /s/
Address: 324-502 Jugong APT. 176-1 Dunchon-dong, Gangdong-gu, Seoul, KOREA

Sung Hyun Yoon
By:  /s/
Address: 101-102 Daechisamsung APT. 1014-3 Daechi-dong, Gangnam-gu, Seoul, KOREA

Soon Young Moon
By:  /s/
Address: 105-1205 Hyeondae APT, Dohwa-dong, Mapo-gu, Seoul, KOREA

Joon Sang Yoo
By:  /s/
Address: 601-301 Daewoomemberscounty, 801-7 Bangbae-dong, Seocho-gu, Seoul, KOREA

Gangnam TM Center Co., Ltd.
By:  /s/
Name: Woo Hee Shin
Address: 3F, Gyeongbok Building, 442-1 Bangbae2-dong, Seocho-gu, Seoul, KOREA
Title: CEO

[PURCHASER]

By:  /s/
Name: Sang Don Kim
Title: Chief Exetucitve Officer

Exhibit A

Description of Sellers and the Sale Shares owned by, and Purchase Price to be allocated to, each Seller

			(Unit: Share, KRW)
Seller	Sale Share owned by	Price Per Share	Purchase Price to be allocated to
(Ispromotion Co., Ltd.)	46,000	27,398	1,260,316,364
Soo Hyun You	44,000	27,398	1,205,520,000
Nam Won Cho	26,400	27,398	723,312,000
Seol hee Park	26,400	27,398	732,312,000
De Jong An	22,000	27,398	602,760,000
Hyun Ik Shin	17,600	27,398	482,208,000
Sung Hyun Yoon	15,000	27,398	410,972,727
Joo Sang Yoo	8,800	27,398	241,104,000
Soon Young Moon	8,800	27,398	241,104,000
Gangnam TM Center Co., Ltd.	5,000	27,398	136,990,909
Total	220,000		6,027,600,000

Schedule 4.8(l)

Real Properties and other fixed assets

1. Properties

No.	Assets name	Area	Description	Note
1	Land	420 ㎡	522 Wolpyung-dong, Seo-Ku, Daejeon, Korea	-
2	Building	2,733 ㎡	522 Wolpyung-dong, Seo-Ku, Daejeon, Korea	-

2. Other fixed assets

No.	Assets name	Description	Note
1	PBX(SwitchBoard)	Equipment to connect the external lines to the internal lines	-
2	CTI system	Automatic connecting equipment to connect the external line to the counselor	-
3	IVR system	Answering service & alarm equipment located between switchboard and CTI system	-
4	DB server	Data Storage	-
5	AudioLog(Recording)	Storage equipment for call from customers	-
6	SUS server	Transferring equipment to connecting orders berween callcenter to store	-
7	Network Equipment	Connecting equipment for internal, external communication network	-
8	PC etc.	PC for counselor and other operation	-
9	Call Center Interior	Call Center Interior	-

Schedule 4.8(m)

List of Intellectual Property etc.

Schedule 4.8(r)

Material contracts

Contract	Contractor	Contents	Note
Call center operation	PizzaHut Korea	Pizza Hut home service Integrated Callcenter Operation	-
LSM Operation	PizzaHut Korea	DM Dispstching Service to PizzaHut Customers	-